Exhibit 2.2

VOTING AGREEMENT

among

COMVERSE TECHNOLOGY, INC.,

VERINT SYSTEMS INC.

and

VICTORY ACQUISITION I LLC

dated as of

August 12, 2012

i

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of August 12, 2012, is by and among Comverse Technology, Inc. a New York corporation (“Chucktaylor”), Verint Systems Inc., a Delaware corporation (“Victory”), and Victory Acquisition I LLC, a Delaware limited liability company and wholly owned subsidiary of Victory (“Merger Sub”).

RECITALS

1.                                       Concurrently with the execution of this Agreement, Chucktaylor, Victory and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the “Merger Agreement”) which provides for the merger of Chucktaylor with and into Merger Sub (the “Merger”).  Following the Merger, Merger Sub will continue as the surviving company.  In the Merger, (a) the shares of common stock of Chucktaylor, par value $0.10 per share (“Chucktaylor Common Stock”), will automatically be converted into the right to receive shares of common stock of Victory, par value $0.001 per share (“Victory Common Stock”) and (b) the Victory Common Stock and Victory Preferred Stock owned by Chucktaylor immediately prior to the Merger will be cancelled, in each case, on the terms and subject to the conditions of the Merger Agreement;

2.                                       As of the date hereof, Chucktaylor is the record owner and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all uses of the term “beneficial owner” or “beneficially owned” in this Agreement) with respect to, in the aggregate, 16,289,023 shares of Victory Common Stock and beneficially owns an additional 10,988,036 shares of Victory Common Stock issuable upon conversion of its 293,000 shares of Victory Preferred Stock (on an as-converted basis); and

3.                                       Chucktaylor is entering into this Agreement as a material inducement and consideration to Victory to enter into the Merger Agreement.

Accordingly, each of the Parties hereby agrees as follows:

I.                 AGREEMENT TO VOTE

1.1                               Voting Agreement.  (a)  Chucktaylor hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Victory, however called, unless otherwise directed in writing by Victory (with the approval of the Special Committee), Chucktaylor will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and to vote or cause the Shares to be voted (i) in favor of (A) the issuance of Victory Common Stock pursuant to the Merger, (B) the adoption of the Merger Agreement, (C) authorizing the

Transactions, and (D) to the extent that a vote is solicited in connection with this Agreement or the Merger Agreement, any other action required in furtherance hereof or thereof and (ii) against any action that would preclude fulfillment of a condition precedent under the Merger Agreement to Victory’s, Chucktaylor’s or Merger Sub’s obligation to consummate the Merger or the other Transactions.

(b)                                 Prior to the Expiration Date, Chucktaylor will not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with any provision of this Section 1.1.  This Agreement is intended to bind Chucktaylor only with respect to the specific matters set forth herein.

1.2                               Irrevocable Proxy.  Chucktaylor hereby irrevocably grants to and appoints Peter Fante and Dan Bodner, in their respective capacities as officers of Victory, and any individual who shall hereafter succeed to any such office of Victory, and each of them individually, Chucktaylor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Chucktaylor, to represent, vote and otherwise act (by voting at any meeting of stockholders of Victory) with respect to the Shares owned or held by Chucktaylor  regarding the matters referred to in Section 1.1(a) hereof until the Expiration Date, to the same extent and with the same effect as Chucktaylor might or could do under applicable law, rules and regulations.  The proxy granted pursuant to this Section 1.2 is coupled with an interest and shall be irrevocable until the Expiration Date. Chucktaylor will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy.  Chucktaylor hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Shares that may have heretofore been appointed or granted with respect to the maters referred to in Section 1.1(a) hereof and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Chucktaylor.

1.3                               Transfer and Other Restrictions.  (a)  From and after the date hereof until the termination of this Agreement, Chucktaylor agrees not to, directly or indirectly:

(i)                                     grant any proxy, power of attorney, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

(ii)                                  take any other action that would make any representation or warranty of Chucktaylor contained herein untrue or incorrect or, except as permitted by the Merger Agreement, have the effect of preventing or disabling Chucktaylor from performing its obligations under this Agreement.

(b)                                 To the extent that Chucktaylor is, as of the date hereof or becomes, prior to the Expiration Date, party to a contract or agreement that requires Chucktaylor to Transfer any Shares to another person or entity, Chucktaylor will not effect any such Transfer unless, prior to such Transfer, Chucktaylor causes the transferee to be bound by and to execute an agreement in the form of this Agreement with respect to the Shares to be Transferred.

(c)                                  Chucktaylor agrees with, and covenants to, Victory that Chucktaylor will not request that Victory register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer complies with Section 1.3(b).

(d)                                 Victory acknowledges that Chucktaylor is party to the Cadian Agreement and no action taken in accordance with the requirements thereby shall constitute a violation of this Agreement.

II.             WAIVERS

2.1                               No Appraisal Rights.  Chucktaylor agrees not to exercise any rights of appraisal and any dissenters’ rights that Chucktaylor may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger or any proposal that is necessary or desirable to consummate the Merger.

2.2                               No Duty or Liability.  The Parties hereto acknowledge and agree that none of Victory, Merger Sub or their respective successors, assigns, affiliates, employees, officers, directors, shareholders, agents or other Representatives will owe any duty to, whether in Law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including attorney’s fees) and compensation of any kind or nature whatsoever to Chucktaylor in connection with or as a result of any voting by Chucktaylor of the Shares as contemplated hereby.

2.3                               Shareholder Suits.  Chucktaylor agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Victory, Merger Sub or any of their respective successors or assigns (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the consummation of the Transactions contemplated thereby.  Nothing contained in this Section shall affect or impair any rights or remedies in respect of any breach by Victory of the Merger Agreement or the Other Transaction Documents.

III.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF CHUCKTAYLOR

Chucktaylor hereby represents, warrants and covenants to Victory as follows:

3.1                               Authority, Enforceability.  Chucktaylor has the legal capacity and the power and authority to enter into, execute, deliver and perform Chucktaylor’s obligations under this Agreement and to make the representations, warranties and covenants made by Chucktaylor herein.  This Agreement has been duly executed and delivered by Chucktaylor and constitutes a valid and binding obligation of Chucktaylor, enforceable against Chucktaylor in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.2                               No Conflicts, No Defaults And Consents.  The execution and delivery of this Agreement by Chucktaylor does not, and the performance of this Agreement by Chucktaylor will not: (i) conflict with or violate any order, decree or judgment applicable to Chucktaylor or by which Chucktaylor or any of Chucktaylor’s properties, including the Shares, is bound or affected, (ii) conflict with or violate any agreement to which Chucktaylor is a party or is subject, including, without limitation, any voting agreement or voting trust, (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Security Interest in or to the Shares, pursuant to any Contract to which Chucktaylor is a party or by which Chucktaylor or any of the Shares is bound or affected, (iv) require any Contract of any third party, (v) require Chucktaylor to make any filing with or give any notice to, or obtain any approval, consent, ratification, waiver or other authorization from, any Person or any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby, except for filings with the Securities and Exchange Commission or stock exchange required disclosures as may be required in connection with this Agreement and the transactions contemplated hereby, or (vi) constitute a violation of any Law applicable to Chucktaylor, or (vii) render any state takeover statute or similar statute or regulation applicable to the Merger or any of the other Transactions, excluding in cases of clauses (i), (ii), (iii), (iv) and (v) above, conflicts, violations, breaches, defaults, rights, creations of any material Security Interest, Contracts, filings, notices, approvals, consents, ratifications, waivers, or other authorizations that would not reasonably be expected to constitute, individually or in the aggregate, a Chucktaylor MAE (as defined in the Merger Agreement).

3.3                               Shares Owned; Voting Power.  As of the date hereof, Chucktaylor is the record owner and beneficial owner, with respect to, in the aggregate, 16,289,023 shares of Victory Common Stock, and does not beneficially own or otherwise have the power to direct the voting with respect to, any shares of capital stock of Victory, other than such Shares and 293,000 shares of Victory Preferred Stock convertible into 10,988,036 shares of Victory Common Stock.  Chucktaylor has the sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to the dispositions contemplated by this Agreement and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with not material limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

3.4                               Accuracy of Representations; Reliance by Victory.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date.  Chucktaylor understands and acknowledges that Victory is entering into the Merger Agreement in reliance upon Chucktaylor’s execution and delivery of this Agreement.

3.5                               Further Assurances.  Chucktaylor agrees to execute and deliver any additional documents reasonably necessary or desirable, to carry out the purposes and intent of this Agreement.

3.6                               Stockholder Capacity.  Chucktaylor enters into this Agreement solely in its capacity as the record and beneficial owner of the Shares.  Nothing contained in this Agreement will limit the rights and obligations of Chucktaylor, any affiliates, directors, officers or other Representatives of Chucktaylor or Victory in his or her capacity as a director or officer of Chucktaylor or Victory, and the agreements set forth herein will in no way restrict any director or officer of Chucktaylor or Victory in the exercise of his or her fiduciary duties as a director or officer of Chucktaylor or Victory.

3.7                               Limited Proxy.  Except as set forth in the Governance and Repurchase Agreement, Chucktaylor will retain at all times the right to vote the Shares, in Chucktaylor’s sole discretion, on all matters other than those set forth in Section 1.1 which are at any time or from time to time presented to Victory’s Stockholders generally.

3.8                               Acknowledgement.  Chucktaylor understands and acknowledges that each of Victory and Merger Sub is entering into the Merger Agreement in reliance upon Chucktaylor’s execution, delivery and performance of this Agreement.

3.9                               Notification of Acquisition of Shares.  Chucktaylor hereby agrees to promptly notify Victory in writing of the number of any additional shares of Victory Common Stock or other shares of capital stock of Victory acquired by Chucktaylor or of which Chucktaylor becomes the beneficial owner, if any, after the date hereof.

3.10                        Additional Agreements.  Chucktaylor hereby agrees, prior to the Expiration Date, not to take any action that would make any representation or warranty of Chucktaylor contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Chucktaylor of its obligations under or contemplated by this Agreement.

IV.        MISCELLANEOUS

4.1                               Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

4.2                               Amendments and Waivers.  (a)  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party (and, in the case of Victory, with the approval of or by the Special Committee).  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)                                 No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 4.2(a) and will be effective only to the extent in such writing specifically set forth.

4.3                               No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

4.4                               Entire Agreement.  This Agreement, together with the Merger Agreement and the Other Transaction Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

4.5                               Assignment.  Other than as expressly provided herein, no Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties.  Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

4.6                               Governing Law; Jurisdiction; Waiver of Jury Trial.  (a)  The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b)                                 By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum.  The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6.

4.7                               Notices.  All notices, requests, permissions, waivers and other communications hereunder must be in writing and delivered in accordance with Section 7.05 of the Merger Agreement.

4.8                               Specific Performance.  The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

4.9                               Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

4.10                        Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” will not be exclusive.  The Parties have participated collectively in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

4.11                        Termination.  This Agreement will be terminated and will be of no further force and effect upon the Expiration Date.

4.12                        Fees And Expenses.  All costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such expenses.

4.13                        Nonsurvival Of Representations And Warranties.  None of the representations and warranties in this Agreement or in any exhibit, instrument or other document delivered pursuant to this Agreement will survive the Expiration Date; provided, however, that the termination of this Agreement will not relieve any Party from any liability for any breach of this Agreement that has occurred prior to the termination of this Agreement as provided for in Section 4.11.

4.14                        Legends.  Any stock certificates representing the Shares will at the request of Victory reflect this Agreement and, if applicable, the irrevocable proxy granted by this Agreement.

V.            DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Cadian Agreement” means that certain Letter Agreement, dated May 30, 2012, among Chucktaylor, Cadian Capital Management, LLC, Cadian Fund LP, Cadian Master Fund LP and Cadian GP LLC.

“Contract” has the meaning given to such term in the Merger Agreement.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Expiration Date” means the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

“Chucktaylor” has the meaning set forth in the preamble to this Agreement.

“Chucktaylor Common Stock” has the meaning set forth in the recitals to this Agreement.

“Governance and Repurchase Agreement” has the meaning given to such term in the Merger Agreement.

“Law” has the meaning given to such term in the Merger Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Other Transaction Agreements” has the meaning given to such term in the Merger Agreement.

“Parties” means Chucktaylor, Victory and Merger Sub.

“Person” has the meaning given to such term in the Merger Agreement.

“Representatives” has the meaning given to such term in the Merger Agreement.

“Security Interest” has the meaning given to such term in the Merger Agreement.

“Shares” means all issued and outstanding shares of Victory Common Stock beneficially owned by Chucktaylor on the date hereof and any such shares Chucktaylor becomes the record or beneficial owner of after the execution of this Agreement and prior to the Expiration Date to the same extent as if they constituted Shares on the date hereof, including upon conversion of the Victory Preferred Stock.

“Special Committee” has the meaning given to such term in the Merger Agreement.

“Transactions” has the meaning given to such term in the Merger Agreement.

“Transfer” with respect to any security means to directly or indirectly (a) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security or (b) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

“Victory” has the meaning set forth in the preamble to this Agreement.

“Victory Common Stock” has the meaning set forth in the recitals to this Agreement.

“Victory Preferred Stock” has the meaning given to such term in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Name:	Dan Bodner
Title:	President and Chief Executive Officer

COMVERSE TECHNOLOGY INC.

By:	/s/ Charles J. Burdick
Name:	Charles J. Burdick
Title:	Chief Executive Officer

VICTORY ACQUISITION I LLC

By:	/s/ Peter Fante
Name:	Peter Fante
Title:	Vice President and Secretary

[Signature Page to the Voting Agreement]